Exhibit 15.1
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-148663, Form S-8 No. 333-142963 and Form S-8 No. 333-119616) of our report dated May 15, 2009, relating to the consolidated financial statements of GigaMedia Limited, and the effectiveness of GigaMedia Limited’s internal control over financial reporting, which appears on page F-1 in this annual report on Form 20-F of GigaMedia Limited for the year ended December 31, 2008.
/s/ GHP HORWATH, P.C.
Denver, Colorado
June 24, 2009